Exhibit 10.2

January 7, 2020

To:	PNM Resources, Inc. 414 Silver Ave. SW Albuquerque, New Mexico 87102-3289

From:	Bank of America, N.A. c/o BofA Securities, Inc. One Bryant Park New York, NY 10036

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.

The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and the 2000 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Party A and Party B as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law), provided that the word “first” shall be replaced with the word “third” each time it occurs in Section 5(a)(i) of the Agreement. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Party A or any of its affiliates and Party B or any confirmation or other agreements between Party A or any of its affiliates and Party B pursuant to which an ISDA Master Agreement is deemed to exist between Party A or any of its affiliates and Party B, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Party A or such other affiliates and Party B are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. For purposes of the 2002 Definitions, the Transaction is a Share Forward Transaction.

Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:	Bank of America, N.A.

Party B:	PNM Resources, Inc.

Trade Date:	January 7, 2020

Effective Date:	January 10, 2020

Base Amount:	Initially, 2,687,500 Shares. On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	January 7, 2021 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day, multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	$47.21 per Share.

Daily Rate:	For any day, (i)(A) the Overnight Bank Rate for such day, minus (B) the Spread, divided by (ii) 365.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.75%

Forward Price Reduction Date:	Each date (other than the Trade Date) set forth on Schedule I under the heading “Forward Price Reduction Date.”

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common stock, no par value, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “PNM”).

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Calculation Agent:	Party A, provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party, Party B shall have the right to designate an independent nationally recognized third-party dealer with experience in over-the-counter corporate equity derivatives (including forward transactions) to replace Party A as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Any determination or calculation by the Calculation Agent in such capacity shall be made in good faith and in a commercially reasonable manner.

In the event that the Calculation Agent makes any determination or calculation pursuant to this Confirmation, the Agreement or the 2002 Definitions, promptly following receipt of a written request from either party hereto, the Calculation Agent shall provide an explanation in reasonable detail of the basis for such determination or calculation if requested by such party, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or proprietary or confidential information used by it for such determination or calculation.

Settlement Terms:

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by (a) Party A pursuant to “Termination Settlement” below or (b) Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Party A at least (i) three Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) 60 Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date shall be a Settlement Date if on such date the Base Amount is greater than zero, (ii) if Physical Settlement or Net Share Settlement applies and a Settlement Date specified above (including a Settlement Date occurring on the Maturity Date) is not a Clearance System Business Day, the Settlement Date shall be the next following Clearance System Business Day and (iii) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its hedge during the related Unwind Period with respect to the relevant Settlement Shares by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such originally specified Settlement Date as the Settlement Date.

Settlement Shares:	With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice or by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date.

Settlement Method:	Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice delivered on or after the Effective Date that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no other Settlement Method is validly elected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its good faith and commercially reasonable judgment, to unwind its hedge by the end of the Unwind Period in a manner that, in the good faith and commercially reasonable judgment of Party A based upon the advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Exchange Act or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”). For the avoidance of doubt, during any Unwind Period, Party B may elect Physical Settlement (as described above) in respect of any Shares that are not Settlement Shares for the Cash Settlement or Net Share Settlement, as the case may be, to which such Unwind Period relates.

For greater clarity, with respect to any Settlement Date in respect of which Cash Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of the Transaction to be settled on such Settlement Date when it purchases (or, to the extent applicable, unwinds derivative positions (including, but not limited to, swaps or options related to the Shares) resulting in Party A’s synthetic purchase of) an aggregate number of Shares equal to the number of Settlement Shares for such Settlement Date.

Settlement Notice
Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, Party B is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:	Each Exchange Business Day that is not a Suspension Day during the period from and including the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through and including the second Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day); subject to “Termination Settlement” below. If any Exchange Business Day during an Unwind Period is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of the Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the 10b-18 VWAP) to account for the occurrence of such Disrupted Day.

Suspension Day:	Any Exchange Business Day on which Party A reasonably determines based on the advice of counsel that Cash Settlement or Net Share Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel.

Market Disruption Event:	Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent reasonably determines is material.”

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:	On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares in respect of which Physical Settlement applies for such Settlement Date, and following such delivery Party A shall pay to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date. If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares. For the avoidance of doubt, no Forward Price Reduction Amount for a Forward Price Reduction Date shall be applied to reduce the Forward Price more than once.

Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date and (ii) the number of Settlement Shares in respect of which Physical Settlement applies for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies to any Settlement Shares, if the Cash Settlement Amount for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:	For any Settlement Date in respect of which Cash Settlement or Net Share Settlement applies to any Settlement Shares, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i) (A) the average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the applicable Unwind Period, except as set forth in clause (2) below), minus USD 0.01, minus (B) the average of the 10b-18 VWAP prices per Share on each Exchange Business Day during such Unwind Period (clause (B), the “Average Unwind 10b-18 VWAP”), multiplied by (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Settlement Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies to any Settlement Shares, if the Cash Settlement Amount is a (i) positive number, Party A shall deliver to Party B a number of Shares equal to the Net Share Settlement Shares, or (ii) negative number, Party B shall deliver to Party A a number of Shares equal to the Net Share Settlement Shares; provided that if Party A determines in its good faith and commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	For any Settlement Date in respect of which Net Share Settlement applies to any Settlement Shares, a number of Shares equal to the absolute value of the Cash Settlement Amount divided by the Average Unwind 10b-18 VWAP, with the number of Shares rounded up in the event such calculation results in a fractional number of Shares.

10b-18 VWAP:	For any Exchange Business Day during the Unwind Period that is not a Suspension Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent. Party B acknowledges that Party A may refer to the Bloomberg Page “PNM <Equity> AQR SEC” (or any successor thereto), in its discretion, for such Exchange Business Day to determine the 10b-18 VWAP.

Settlement Currency:	USD.

Failure to Deliver:	Inapplicable.

Adjustments:

Potential Adjustment Event:	The definition of “Potential Adjustment Event” in Section 11.2(e) of the 2002 Definitions shall not include clause (iii) thereof for purposes of the Transaction.

Notwithstanding Section 11.2(e) of the 2002 Definitions, the following repurchases of Shares (if applicable) shall not be considered to be a Potential Adjustment Event:

(i) Shares withheld from employees of Party B or its Affiliates to pay certain withholding taxes upon the vesting of Share awards granted to such employees under compensation or benefit plans of Party B;

(ii) Shares purchased in connection with the reinvestment of dividends by recipients of Share awards under Party B’s compensation or benefit plans;

(iii) Shares purchased in connection with the operation of Party B’s 401(k) plans or dividend reinvestment and direct stock purchase plans;

(iv) Shares purchased by Party B to offset any shareholder dilution arising from the exercise of options to purchase Shares; and

(v) Shares purchased by Party B in connection with the issuance and/or delivery of Shares to directors under director compensation programs.

Notwithstanding Section 11.2(e) of the 2002 Definitions, the following shall not be considered to be a Potential Adjustment Event:

(i) any issuance of Shares by Party B to employees, officers and directors of Party B, including pursuant to compensation programs;

(ii) any issuance of Shares pursuant to Party B’s dividend reinvestment and direct stock purchase plans;

(iii) any issuance of any convertible securities by Party B (other than any issuance as described in Section 11.2(e)(i) or (ii) of the 2002 Definitions), even if such securities are convertible into Shares;

(iv) the issuance of any Shares as a result of the conversion of any convertible securities issued by Party B as described in clause (iii) above; and

(v) the issuance of any Shares upon the settlement of outstanding restricted stock unit or performance share awards.

Method of Adjustment:	Calculation Agent Adjustment. Notwithstanding anything in the 2002 Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction.

Additional Adjustment:	If at any time, in Party A’s good faith and commercially reasonable judgment, the stock loan fee to Party A (or an Affiliate thereof), excluding the federal funds rate (or other interest rate) component payable by the relevant stock lender to Party A or such Affiliate (the “Stock Loan Fee”), over any one month period (or, in respect of any day from, and including, the Trade Date to, but excluding, the date that is one month following the Trade Date, over the period of days as have elapsed from, and including, the Trade Date to, and including, such day) of borrowing a number of Shares equal to the Base Amount to hedge its exposure to the Transaction exceeds a weighted average rate equal to 50 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which the Stock Loan Fee exceeded a weighted average rate equal to 50 basis points per annum during such period. The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price and, upon the request of Party B, Party A shall provide an itemized list of the Stock Loan Fees for the applicable period specified above in this paragraph.

Extraordinary Events:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the 2002 Definitions, the consequences of any applicable Extraordinary Event (including, for the avoidance of doubt, any Nationalization, Insolvency, Delisting, or Change in Law), shall be as specified below under the headings “Acceleration Events” and “Termination Settlement”.

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.	Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Underwriting Agreement dated the date hereof among Party B and Citigroup Global Markets Inc. and BofA Securities, Inc., as Representatives of the several Underwriters (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Party B are true and correct or, as provided in the Underwriting Agreement or such certificate, true and correct in all material respects, on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) the condition that Party B has delivered to Party A an opinion of counsel dated as of the Effective Date with respect to matters set forth in Section 3(a) of the Agreement, (iv) the satisfaction of all of the conditions set forth in Section 6 of the Underwriting Agreement, (v) the condition that the Underwriting Agreement shall not have been terminated pursuant to Section 9 or 10 thereof and (vi) the condition that neither of the following has occurred (A) in Party A’s good faith and commercially reasonable judgment, Party A (or its Affiliate) is unable to borrow and deliver for sale a number of Shares equal to the Base Amount, or (B) in Party A’s good faith and commercially reasonable judgment Party A (or its Affiliate) would incur a Stock Loan Fee of more than a rate equal to 200 basis points per annum to do so (in which event this Confirmation shall be effective but the Base Amount for the Transaction shall be the number of Shares Party A (or an Affiliate thereof) is required to deliver in accordance with Section 2(b) of the Underwriting Agreement). Party B’s obligations hereunder shall be subject to the condition precedent that Party A and each Affiliate of Party A that is an Underwriter (as such term is defined in the Underwriting Agreement) shall have performed, on or prior to the Effective Date, all of the obligations required to be performed by it prior to the Effective Date under the Underwriting Agreement.

Representations and Agreements of the Parties:

Each of Party A and Party B represents, warrants and covenants that it:

(a)(i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (iii) is entering into the Transaction for a bona fide business purpose;

(b) is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially its ability to perform its obligations hereunder; and

(c) will by the next succeeding New York Business Day notify the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Event of Default in respect of which it is the Defaulting Party.

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)

Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)

Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall be issuable at such time upon settlement of the Transaction (assuming Physical Settlement applies). All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)

Party B agrees to provide Party A at least three days’ written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Party B or any of its subsidiaries (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) being (i) equal to or greater than 7.5% of the outstanding Shares and (ii) greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any). The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the Base Amount and (2) the denominator of which is the number of Shares outstanding on such day.

(d)

No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.

(e)	Party B agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage would be equal to or greater than 8.0%.

(f)	Party B is not insolvent, nor will Party B be rendered insolvent as a result of the Transaction.

(g)

Neither Party B nor any of its Affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Party B or any of its Affiliates or any purchases by a party to a derivative transaction with Party B or any of its Affiliates), either under this Confirmation, under an agreement with another party or otherwise, that Party B reasonably believes would cause any purchases of Shares by Party A or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Party B.

(h)

Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(i)	Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(j)

In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if, in the good faith reasonable judgment of either Party A or Party B, such settlement or Party A’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(k)

Party B (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.

(l)	Party B acknowledges and agrees that:

(i)

during the term of the Transaction, Party A and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)	Party A and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to the Transaction;

(iii)

Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in Party B’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the 10b-18 VWAP;

(iv)

any market activities of Party A and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and 10b-18 VWAP, each in a manner that may be adverse to Party B; and

(v)

the Transaction is a derivatives transaction in which it has granted Party A the right, under certain circumstances, to receive cash or Shares, as the case may be; Party A may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Party B under the terms of the Transaction.

(m)

Party B will notify Party A within five Exchange Business Days of obtaining knowledge of the occurrence of any event that would constitute a Potential Adjustment Event (or, if earlier, the date on which it publicly discloses such Potential Adjustment Event).

Covenant of Party B:

Subject to the provisions of “Private Placement Procedures” below, the parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an Affiliate of Party A) to securities lenders from whom Party A (or an Affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an Affiliate of Party A (provided that such Shares may be subject to resale restrictions if the status of any such securities lender would cause any such resale restrictions to apply by virtue of its share ownership in Party B, status as an “Affiliate” of Party B or otherwise). Accordingly, subject to the provisions of “Private Placement Procedures” below, Party B agrees that the Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)

Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out open Share loans created by Party A or an Affiliate of Party A in the course of Party A’s or such Affiliate’s hedging activities related to Party A’s exposure under this Confirmation.

(b)

In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction, Party A shall use its commercially reasonable efforts to conduct its activities, or cause its Affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing).

The parties hereto agree and acknowledge that (1) at any point prior to any Insolvency Filing in respect of the Issuer, Party B shall have the unilateral right to elect Physical Settlement of the Transaction pursuant to the provisions set forth above under the heading “Settlement Terms”; and (2) the Transaction shall automatically terminate on the date of any Insolvency Filing pursuant to the provisions set forth in the immediately preceding paragraph solely to the extent that Party B failed to elect Physical Settlement of the Transaction pursuant to the provisions set forth above under the heading “Settlement Terms” prior to the relevant Insolvency Filing.

Extraordinary Dividends:

If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of the Transaction), Party B shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the Base Amount to Party A on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date. “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(a)

Stock Borrow Events. In Party A’s good faith commercially reasonable judgment Party A (or its Affiliate) is unable to hedge Party A’s exposure to the Transaction because (i) of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) Party A (or an Affiliate of Party A) would incur a Stock Loan Fee to hedge its exposure to the Transaction that is greater than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(b)

Dividends and Other Distributions. On any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by Party A; provided that, to the extent the declaration of a distribution, issue or dividend contemplated by this paragraph (b) would also be considered to be the type of event to which Calculation Agent Adjustment would apply as specified under “Adjustments—Method of Adjustment” above, the provisions of this paragraph (b) will apply and Calculation Agent Adjustment shall not apply;

(c)	ISDA Early Termination Date. Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(d)

Other ISDA Events. The announcement of any event that if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law (other than as specified in clause (Y) of the definition thereof) or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Party A on the Trade Date”; or

(e)	Ownership Event. In the good faith reasonable judgment of Party A, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (an “Ownership Event”).

For purposes of clause (e) above, the “Share Amount” as of any day is the number of Shares that Party A and any of its Affiliates and any person whose ownership position would be aggregated with that of Party A, including any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part (Party A or any such person or group, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Party B that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Party A in its good faith reasonable discretion. The “Post-Effective Limit” means a number of Shares equal to (x) the minimum number of Shares that would give rise to reporting or registration obligations (other than any filing under Section 13 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or would result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its good faith reasonable discretion (it being understood that reporting obligations under Section 13 or Section 16 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date, will not be deemed to have an adverse effect), minus (y) 1% of the number of Shares outstanding.

Materially Increased Costs:

Upon the occurrence of any Change in Law specified in clause (Y) of the definition thereof, Party A and Party B agree to negotiate in good faith for at least five Exchange Business Days (the “Amendment Period”) to amend this Confirmation to take account of the resulting “materially increased cost” as such phrase is used in clause (Y) of the definition of “Change in Law.” Such amendment may, if agreed by Party A and Party B, result in a Change in Law to which an Acceleration Event applies. If, after negotiating in good faith during the Amendment Period to so amend this Confirmation, Party A and Party B are unable to agree upon such an amendment, the relevant Change in Law specified in clause (Y) of the definition thereof shall constitute an Acceleration Event, notwithstanding any language in clause (d) under the heading “Acceleration Events” above to the contrary. The Calculation Agent may, in connection with a Termination Settlement following such Acceleration Event, reduce the Forward Price to compensate Party A for any “materially increased costs” incurred during the Amendment Period. Any Change in Law that results in Party A (or an Affiliate of Party A) incurring a Stock Loan Fee to hedge its exposure to the Transaction that is equal to or less than a rate equal to 200 basis points per annum shall not constitute a “materially increased cost” for purposes of clause (Y) of the definition of “Change in Law” (but may, for the avoidance of doubt, result in a reduction to the Forward Price pursuant to the provisions opposite the caption “Additional Adjustment” above).

Termination Settlement:

Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical

Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

Under no circumstances will Party A be entitled to an adjustment to the terms of the Transaction for the effects of an Extraordinary Dividend as defined in this Confirmation or a change in expected cash dividends (in either case, except as set forth above under the headings “Acceleration Events” and “Extraordinary Dividends”).

Private Placement Procedures:

Notwithstanding anything to the contrary contained in Section 9.11 of the 2002 Definitions, if Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Party A otherwise determines that in its reasonable opinion based on the advice of counsel any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its Affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A.

Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or Affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any employee of Party A, other than Rohan Handa, Robert Stewart or any other designee confirmed in writing by Party A. For purposes of the Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, contained in a public filing made by Party B with the Securities and Exchange Commission or otherwise disseminated in a manner permitted by the rules and regulations of the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares equal to 150% of the initial Base Amount to Party A, subject to reduction by the amount of any Shares delivered by Party B on any prior Settlement Date.

Transfer and Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any Affiliate of Party A that has a long-term issuer rating or a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Party A’s credit rating at the time of such assignment or transfer so long as (a) such assignee or transferee is organized under the laws of the United States or any State thereof; (b) Party B will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay Party A in the absence of such assignment or transfer; (c) Party B will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer, unless Party A would be required to pay to Party B amounts under Section 2(d)(i)(4) of the Agreement in respect of such Tax; and (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of the Transaction and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Indemnity:

Party B agrees to indemnify Party A and its Affiliates and their respective directors, officers, agents and controlling parties (Party A and each such Affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Party B in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable documented expenses (including reasonable documented legal fees and expenses) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, but only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from such breach. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s gross negligence, fraud, willful misconduct or breach of this Confirmation or the Agreement.

Notice:

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

4.	The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares hereunder and Party A shall not be entitled to take delivery of any Shares deliverable hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Section 16 Percentage would exceed 7.5%. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Section 16 Percentage would exceed 7.5%. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit and (ii) the Section 16 Percentage would not exceed 7.5%. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its Affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph.

Wall Street Transparency and Accountability Act:

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the 2002 Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Bank of America, N.A.

c/o BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Attention: Rohan Handa

Telephone: 646-855–8654

Email: rohan.handa@bofa.com

with copy to:

Robert Stewart, Assistant General Counsel

Telephone: 646-855-0711

Email: rstewart4@bofa.com

Address for notices or communications to Party B:

Address:	PNM Resources, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Attention:	Joseph D. Tarry
Telephone:	505-241-4672
Facsimile:	505-241-4314
Email:	Don.Tarry@pnmresources.com

With a copy to:

Attention:	Sabrina G. Greinel
Telephone:	505-241-4683
Facsimile:	505-241-4314
Email:	Sabrina.Greinel@pnmresources.com

(b)

Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

Other Forward:

Party A acknowledges that Party B may enter into one or more substantially identical forward transactions for its Shares (including that certain forward transaction entered into on the date hereof) (each, an “Other Forward”) with Citibank, N.A. Party A and Party B agree that if Party B designates a Settlement Date with respect to an Other Forward and for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period for such Other Forward coincides for any period of time with an Unwind Period for the Transaction (the “Overlap Unwind Period”), Party B shall notify Party A prior to the commencement of such Overlap Unwind Period, and Party A shall only be permitted to purchase Shares to unwind its hedge in respect of the Transaction on every other Exchange Business Day that is not a Suspension Day during such Overlap Unwind Period, commencing on the second day of such Overlap Unwind Period.

Acknowledgements:

The parties hereto intend for:

(a)

the Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)

a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)	Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)	all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Severability:

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

ISDA 2018 U.S. Resolution Stay Protocol (“U.S. Stay Protocol”):

The parties agree that the definitions and provisions contained in the ISDA 2018 U.S. Stay Protocol and Attachment thereto as published by the International Swaps and Derivatives Association, Inc. on July 31, 2018 are hereby incorporated into and apply to this Confirmation as if set forth in full herein. For these purposes, the following terms as used in the U.S. Stay Protocol shall have the following meanings: “Regulated Entity” shall mean Party A and “Protocol Covered Agreement” or “Covered Agreement”, as applicable, shall mean this Confirmation.

Tax Matters:

(a)

For the purpose of Section 3(e) of the Agreement, each of Party A and Party B makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement and any other payments of interest and penalty charges for late payment) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	For the purpose of Section 3(f) of the Agreement:

(i)	Party A makes the following representation(s):

It is a national banking association organized under the laws of the United States and its U.S. taxpayer identification number is 94-1687665. It is “exempt” within the meaning of Treasury Regulation Sections 1.6041-3(p) and 1.6049-4(c) from information reporting on Form 1099 and backup withholding.

(ii)	Party B makes the following representation(s):

(A)	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of New Mexico, and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(A).

(c)	For the purpose of Sections 4(a)(i) and (ii) of the Agreement:

(x) Party B agrees to deliver to Party A one duly executed and completed United States Internal Revenue Service Form W-9 (or any successor thereto). Party B agrees to deliver such Form W-9 (i) upon execution of the Agreement, (ii) promptly upon reasonable demand by Party A and (iii) promptly upon learning that any such form previously provided by Party B has become obsolete or incorrect.

(y) Party A agrees to deliver to Party B one duly executed and completed United States Internal Revenue Service Form W-9 (or any successor thereto). Party A agrees to deliver such Form W-9 (i) upon execution of the Agreement, (ii) promptly upon reasonable demand by Party B and (iii) promptly upon learning that any such form previously provided by Party A has become obsolete or incorrect.

(d)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in subsection (a) of “Tax Matters” in this Confirmation and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(e)

HIRE Act. “Tax” as used in subsection (a) of “Tax Matters” in this Confirmation and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

Delivery of Cash:

For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Party B to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 (formerly EITF 00-19) as in effect on the Trade Date (including, without limitation, where Party B so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting (i) the Private Placement Procedures set forth in Annex A hereto or (ii) any damages that may be payable by Party B as a result of breach of this Confirmation.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ Jake Mendelsohn

Name:	Jake Mendelsohn
Title:	Managing Director

[Signature Page to Base Forward Confirmation]

Confirmed as of the date first written above:

PNM RESOURCES, INC.

By:	/s/ Joseph D. Tarry

Name:	Joseph D. Tarry
Title:	Vice President, Controller and Treasurer

[Signature Page to Base Forward Confirmation]

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date	Forward Price Reduction Amount
Trade Date	USD 0.0000
January 31, 2020	USD 0.3075
April 30, 2020	USD 0.3075
August 5, 2020	USD 0.3075
October 30, 2020	USD 0.3075
January 29, 2021	USD 0.3075
April 30, 2021	USD 0.3075

I-1

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)

If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any Affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such Affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A. In the case of a Private Placement Settlement, Party A shall, in its good faith commercially reasonable discretion, adjust the number of Restricted Shares to be delivered to Party A hereunder and/or the Forward Price in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares based on actual charges or discounts given. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)

If Party B delivers any Restricted Shares in respect of the Transaction, Party B agrees that (i) such Shares may be transferred by and among Party A and its Affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such Affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its Affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such Affiliate of Party A).

A-1